Exhibit 99.1

Contact:	Timothy J. Creech	G. Michael Freeman

	Senior Vice President,	Associate Vice President, Investor Relations

	Finance and Administrative	and Corporate Communications

	Services and Acting	919-862-1000

Chief Financial Officer

919-862-1000

Salix Pharmaceuticals Reports 3Q2014 Results

3Q14 Total Net Product Revenue Increases 49% Year-over-Year to $355 million

3Q14 EBITDA Increases 63% Year-over-Year to $161 million

3Q14 XIFAXAN® 550 Prescriptions Increase 23% Year-over-Year and 4% vs. 2Q14

3Q14 APRISO® Prescriptions Increase 15% Year-over-Year and 1% vs. 2Q14

3Q14 UCERIS® Prescriptions Increase 76% Year-over-Year and 15% vs. 2Q14

3Q14 RELISTOR® Prescriptions Increase 24% Year-over-Year and 12% vs. 2Q14

RUCONEST®, UCERIS® Rectal Foam and RELISTOR® SI Approved for Marketing

XIFAXAN® 550mg sNDA for IBS-D User Fee Goal Date Set for February 28, 2015

APRISO® U.S. Patent Issued

Company Revises Full Year 2014 Guidance

RALEIGH, NC, November 6, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2014, and provided other business updates.

Key financial highlights include:

•	Results for the third quarter and first nine months of 2014 include transaction costs related to the acquisition of Santarus and the potential merger with Cosmo Technologies Limited, which was terminated on October 2, 2014. Prior year results do not reflect the Santarus acquisition.

•	For the third quarter of 2014, as compared to the third quarter of 2013, total net product revenue increased 49% to $354.7 million, EBITDA increased 63% to $161.2 million and non-GAAP EPS increased 72% to $1.53 per diluted share. Total net product revenue for the first nine months of 2014 increased 66% to $1.1 billion, compared to $676.2 million for the first nine months of 2013. For the first nine months of 2014, EBITDA increased 81% to $453.1 million and non-GAAP EPS increased 74% to $4.01 per diluted share.

•	GAAP net loss was $88.6 million, or a loss of $1.39 per diluted share, in the third quarter of 2014 compared to GAAP net income of $47.3 million, or $0.71 per diluted share, in the third quarter of 2013. GAAP net loss was $129.2 million, or a loss of $2.04 per diluted share, in the first nine months of 2014 compared to GAAP net income of $90.8 million, or $1.40 per diluted share, in the first nine months of 2013. GAAP net income (loss) includes $45.5 million and $140.1 million in transaction costs related to the acquisition of Santarus and the terminated merger with Cosmo Technologies Limited for the three-month and nine-month periods ended September 30, 2014, respectively.

(In millions) except per share data	Third Quarter		%	Nine Months		%
	2014	2013	Growth	2014	2013	Growth
Total Net Product Revenue	$354.7	$238.2	49	$1,121.1	$676.2	66
EBITDA	161.2	98.6	63	453.1	250.5	81
GAAP Net Income (loss)	(88.6)	47.3	n/a	(129.2)	90.8	n/a
GAAP EPS	(1.39)	0.71	n/a	(2.04)	1.40	n/a
Non-GAAP Net Income	122.2	59.8	104	308.2	149.4	106
Non-GAAP EPS	1.53	0.89	72	4.01	2.30	74

Important disclosures about reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release. See “Use of Non-GAAP Financial Measures” and the “Reconciliation of GAAP Guidance to non-GAAP Guidance” in this press release.

Carolyn Logan, President and Chief Executive Officer, stated, “Within an 84-day period, spanning mid-July to early-October, three new products – RUCONEST®, RELISTOR® SI for chronic non-cancer pain and UCERIS® rectal foam – were granted marketing approval by the Food and Drug Administration. This level of success is noteworthy for any pharmaceutical company, and provides additional evidence of Salix’s exceptional track record of in-licensing, developing and bringing to market important drugs for patients who need them.”

“These important milestones should enhance our competitive position and expand our market opportunities,” said Ms. Logan. We began field promotion for RELISTOR® SI for chronic non-cancer pain in late October and for RUCONEST® earlier this week. We expect to launch field promotion for UCERIS® rectal foam in January 2015.”

Demand for key products remained robust in the third quarter with prescriptions for XIFAXAN® 550, APRISO®, RELISTOR® and UCERIS® achieving strong year-over-year growth of 23%, 15%, 24% and 76%, respectively.

“The strong continuing prescription growth of our products over the first nine months of 2014 demonstrates, in part, the impact of our expanded sales force,” said Ms. Logan. “Over the past nine months we have expanded the reach and frequency of our sales force through the addition of 274 representatives. Our expanded sales force – comprised of 290 GI-focused representatives, 161 PCP-focused representatives, 24 specialty-focused representatives and 48 institution/government-focused representatives – is eager to add our three new products and is positioned to generate increasing sales opportunities. We anticipate that the therapeutic advantages of RUCONEST®, RELISTOR® SI and UCERIS® rectal foam, together with the Company’s strong corporate brand equity and our established presence in prescribers’ offices, should facilitate physician trial and usage of these new product offerings.”

Wholesaler Inventory Levels

The Company estimates that, as of September 30, 2014, it had the following wholesaler inventory levels:

•	XIFAXAN® 550: approximately 9 months;

•	APRISO®: approximately 9 months;

•	GLUMETZA®: approximately 7 months; and

•	UCERIS®: approximately 5 months.

Months of wholesaler inventory at quarter end represents the Company’s estimate of wholesaler inventory, divided by the Company’s estimate of the succeeding quarter’s demand (not taking into account any future anticipated demand growth beyond the succeeding quarter). The Company estimates that wholesaler inventory levels of XIFAXAN® 550 and APRISO® were largely constant during the first nine months of 2014. Wholesaler inventory levels of UCERIS® and GLUMETZA® were approximately 2 months and less than 1 month, respectively, at the time of the consummation of the Santarus transaction.

Salix believes its current wholesaler inventory levels for its key products are appropriate in light of the long shelf lives of the products (each of XIFAXAN® 550, APRISO® and UCERIS® have shelf lives of 36 months or longer) and the high prescription growth rates of its products. However, after reviewing the Company’s portfolio and its inventory history, Salix believes its lack of distribution services arrangements with wholesalers has contributed to the Company’s difficulty in forecasting revenue on a quarter to quarter basis, and in projecting and appropriately budgeting for the level of wholesaler discounts to be incurred in any reporting period.

As a result, Salix is currently negotiating with its principal wholesalers to enter into distribution services agreements for each of the products in its portfolio. Salix believes these agreements will improve its visibility into wholesaler inventory levels and its inventory management and planning, provide valuable inventory and sales data, ensure proper service levels to pharmacies and other indirect customers, and enable the Company to better forecast revenue and expenses. In addition, Salix believes entering into distribution service agreements will enhance the Company’s profitability over the long term, because service fees under the agreements are expected to be less, in the aggregate, than the aggregate discounts given to wholesalers in recent periods.

Salix expects that these agreements, when finalized, will enable it to achieve its objective of predictably and deliberately reducing wholesaler inventory levels of XIFAXAN® 550, APRISO® and UCERIS® to approximately 3 months at or before the end of 2016, depending on future demand for these products. The Company believes this is an appropriate level of inventory for its products under a distribution services agreement structure, given the prescription growth rates of its products and the expected service levels that will be required of the wholesalers under the agreements. Salix expects these distribution services agreements to be finalized and become effective in the first quarter of 2015.

In addition, the Company expects that it will work with its wholesalers under these distribution services agreements to reduce their inventory levels of GLUMETZA® during 2015. The Company’s expectation is that wholesaler inventory levels of GLUMETZA® will fall to approximately one month or less as a generic competitor to GLUMETZA® enters the market in early 2016.

Prescription Growth

XIFAXAN® 550

Prescriptions increased 23% year-over-year and 4% sequentially. During the third quarter, over 25,000 unique writers prescribed XIFAXAN® 550, an 18% increase against the same quarter in 2013. More importantly, with the increase in targets and frequency of sales calls generated by the Company’s expanded sales force, 26% more primary care physicians wrote XIFAXAN® 550 during the quarter versus the same quarter in 2013.

APRISO®

Prescriptions increased 15% year-over-year and 1% sequentially. During the third quarter, over 15,000 unique writers prescribed APRISO®, a 17% increase against the same quarter in 2013.

UCERIS®

Prescriptions increased 76% year-over-year and 15% sequentially. Currently, the Company is targeting 42% more gastroenterologists – approximately 12,000 – compared to those targeted by Santarus in the same period in 2013.

RELISTOR®

Prescriptions grew 24% year-over-year and 12% sequentially. The Company’s new Digestive Disease Specialty Sales Force is currently calling on approximately 20,000 healthcare practitioners not historically called on by Salix, including approximately 2,000 high-volume prescribers of opioids identified as potential writers of RELISTOR®.

Ms. Logan said, “The trajectory of prescription growth for our major products remains strong and unchanged, which should help reduce the impact on future net product revenues caused by adjusting our inventory levels. We’ve made significant progress in expanding and realigning our sales force earlier this year, which we expect to drive accelerating prescription demand for the legacy Salix products as well as for UCERIS®.”

Operating Results for the Three and Nine Months Ended September 30, 2014

•	Total net product revenue was $354.7 million for the third quarter of 2014 compared to $238.2 million for the third quarter of 2013, primarily driven by the Santarus acquisition. Total net product revenue was $1.1 billion for the first nine months of 2014 compared to $676.2 million for the first nine months of 2013. Total net product revenue for the third quarter was comprised of sales of $159.7 million for XIFAXAN®; $49.3 million for UCERIS®; $26.5 million for APRISO®; $62.9 million for GLUMETZA®; $27.0 million for ZEGERID®; $6.7 million for CYCLOSET®; $(1.2) million for MOVIPREP®/OSMOPREP®; $10.8 million for RELISTOR®; $7.0 million for DEFLUX®; and $6.0 million for Other Products.

•	Total cost of products sold was $86.3 million for the third quarter of 2014 compared to $42.9 million for the third quarter of 2013. Total cost of products sold was $306.2 million for the first nine months of 2014 compared to $122.5 million for the first nine months of 2013.

•

Gross margin, excluding amortization of product rights and intangible assets, a $2.6 million step-up in value of Santarus inventory under fair value accounting in connection with the acquisition and $17.5 million in sales-based milestones, was 81.3% for the third quarter of 2014 compared to 82.0% for the third quarter of 2013. The lower gross margin in the third quarter of 2014 was due primarily to the inclusion of sales of GLUMETZA®, which has lower gross margins than Salix’s other products. Gross margin, excluding amortization of product rights and intangible assets, a $37.2 million step-up in value of Santarus inventory under fair value accounting in connection with the acquisition and $22.5 million in sales-based milestones, was 78% for the first nine months of 2014 compared to 82% for the first nine months of 2013.

•	Research and development (R&D) expenses were $50.8 million for the third quarter of 2014 compared to $38.2 million for the same period of 2013. As a percentage of total net product revenues, R&D expenses declined to 14.3% for the third quarter of 2014 from 16.0% for the third quarter of 2013. R&D expenses were $142.8 million for the first nine months of 2014 compared to $113.7 million for the first nine months of 2013. As a percentage of total net product revenues, R&D expenses declined to 12.7% for the first nine months of 2014 from 16.8% for the first nine months of 2013.

•	Selling, general and administrative (SG&A) expenses were $120.1 million for the third quarter of 2014, compared to $67.2 million for the same period of 2013. The increase in SG&A expenses, excluding approximately $45.5 million in transaction and integration costs incurred during the third quarter of 2014, was due primarily to the increase in our field sales representatives from approximately 250 personnel to approximately 500 personnel in connection with the Santarus acquisition. As a percentage of total net product revenues, SG&A expenses increased to 33.9% for the third quarter of 2014 from 28.2% for the third quarter of 2013. SG&A expenses were $345.7 million for the first nine months of 2014, excluding approximately $140.1 million in transaction and integration costs incurred during the nine months ended September 30, 2014, compared to $223.8 million for the same period of 2013. As a percentage of total net product revenues, SG&A expenses declined to 30.8% for the first nine months of 2014 from 33.1% for the first nine months of 2013.

•	Non-GAAP net income for the third quarter of 2014 was $122.2 million, or $1.53 per diluted share, compared to $59.8 million, or $0.89 per diluted share, for the third quarter of 2013. Non-GAAP net income for the first nine months of 2014 was $308.2 million, or $4.01 per diluted share, compared to $149.4 million, or $2.30 per diluted share, for the first nine months of 2013.

•	GAAP net loss for the third quarter of 2014 was $88.6 million, or a loss of $1.39 per diluted share, compared to GAAP net income of $47.3 million, or $0.71 per diluted share, for the third quarter of 2013. GAAP net loss for the first nine months of 2014 was $129.2 million, or a loss of $2.04 per diluted share, compared to GAAP net income of $90.8 million, or $1.40 per diluted share, for the first nine months of 2013.

•	The adjusted tax rate in the third quarter of 2014 was 6.9% compared to 36.6% for the third quarter of 2013.

•	Diluted shares outstanding in the third quarter of 2014 were 79.9 million compared to 66.8 million for the same quarter of 2013. The increase in the fully diluted shares is due to the effect of the Company’s higher stock price on the computation of fully diluted shares using the treasury method for the convertible debt.

•	Cash and cash equivalents were $422.6 million at September 30, 2014.

The following table reconciles actual results for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

In millions	Actual Three Months Ended		Actual Nine Months Ended
	Sept 30, 2014	Sept 30, 2013	Sept 30, 2014	Sept 30, 2013
GAAP Net Income (loss)	$(88.6)	$47.3	$(129.2)	$90.8
Adjustments:
Cost of goods step-up – Santarus products	2.6	—	37.2	—
Milestone/license payments	35.5	—	55.0	10.0
Amortization	55.0	11.2	164.8	33.5
Depreciation and stock-based compensation expense	13.6	8.7	34.4	24.3
Change in acquisition-related contingent consideration	76.5	2.4	90.7	7.0
Transaction costs	45.5	—	140.1	—
Contract expense	12.0	—	—	—
Interest expense	43.6	15.5	128.5	46.3
Interest and other income	1.7	(0.7)	1.5	(1.3)
Income tax expense	(36.2)	14.2	(69.9)	39.9

EBITDA	$161.2	$98.6	$453.1	$250.5
Adjustments:
Cash interest expense	(28.2)	(5.0)	(86.0)	(15.3)
Interest and other income	(1.8)	0.7	(1.5)	1.3
Adjusted income tax expense	(9.0)	(34.5)	(57.4)	(87.1)

Non-GAAP Net Income	$122.2	$59.8	$308.2	$149.4

Non-GAAP Net Income per share, fully diluted	$1.53	$0.89	$4.01	$2.30

Fully diluted weighted average shares	79.9	66.8	76.8	65.0

Product and Pipeline Updates

XIFAXAN®/Rifaximin

•	The FDA has assigned February 28, 2015 as the user fee goal date for completion of its review of the Company’s resubmission of its supplemental New Drug Application for XIFAXAN® 550 mg tablets for the proposed indication of the treatment of irritable bowel syndrome with diarrhea, or IBS-D.

•	The Company continued patient enrollment for its Phase 2 dose-ranging study for rifaximin SSD, which is being investigated for the prevention of complications of liver cirrhosis in subjects with early decompensated liver cirrhosis, and anticipates completing the enrollment process by the end of 2014.

•	The Company continued patient enrollment for two Phase 3 studies for rifaximin delayed release which is being investigated for the treatment of active moderate Crohn’s Disease. These 52-week studies will assess the efficacy and safety of rifaximin delayed release for induction of clinical remission with endoscopic response at 16 weeks followed by clinical and endoscopic remission at 52 weeks.

•	Three additional patents for rifaximin were issued during October. Salix now has 12 Orange Book listed patents, with protection through October 2029, for XIFAXAN® 550mg and 11 Orange Book listed patents, with protection through July 2029, for XIFAXAN® 200mg. Additionally, Salix has 15 Orange Book eligible patents for the IBS-D indication currently under review. During the quarter, we also secured exclusive rights under certain patent applications in the “Rifaximin Complexes” patent family controlled by Cipla Ltd. These rights provide additional protection related to our SSD rifaximin formulation.

ORAL RELISTOR®

•	Following interactions with the FDA, the Company expects to file the oral RELISTOR® NDA by the end of 2Q 2015. During these interactions, we emphasized that the company is proposing a change in formulation and dose from the currently approved and marketed subcutaneous formulation to the proposed oral formulation in patients suffering from opioid induced constipation with chronic non-cancer pain. The FDA has indicated that it will consider during its review of the NDA the robustness of the efficacy data for oral RELISTOR® in Phase 3 testing as well as its tolerability compared to that of the recently approved subcutaneous RELISTOR® in the chronic pain setting. Prior to filing, the Company is planning on conducting some very specific preclinical and pharmacokinetic studies designed to provide clarity in regards to potential drug-drug interactions and special population dosing intended to be included in the final product labeling for oral RELISTOR®.

RELISTOR® SI

•	On September 29, 2014, the FDA approved RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, 12 mg/0.6ml, for the treatment of opioid-induced constipation (OIC) in patients taking opioids for chronic non-cancer pain.

RUCONEST®

•	On July 16, 2014, the FDA approved RUCONEST® for the treatment of acute angioedema attacks in adult and adolescent patients with hereditary angioedema (HAE).

UCERIS® RECTAL FOAM

•	On October 7, 2014, the FDA approved UCERIS® (budesonide) rectal foam for the induction of remission in patients with active mild-to-moderate distal ulcerative colitis extending up to 40cm from the anal verge.

APRISO®

•	On October 21, 2014 the United States Patent and Trademark Office issued U.S. Patent No. 8,865,688 claiming methods of maintaining remission of ulcerative colitis. The patent is Orange Book listed and provides coverage until May 1, 2030. Under the terms of a previously disclosed settlement agreement, Lupin Pharmaceuticals, Inc. has the right to enter the market with a generic version of Apriso in October of 2022.

Financial Outlook

For the full year 2014, Salix expects:

•	Total net product revenue of approximately $1.4 billion.

•	Gross margins of approximately 79%.

•	Non-GAAP research and development costs of approximately $145 million.

•	Non-GAAP selling, general and administrative expenses of approximately $416 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus and the terminated merger with Cosmo Technologies Limited, of approximately $573 million.

•	Non-GAAP net income of approximately $400 million, or $5.20 per diluted share.

•	Cash income tax rate of approximately 13%.

•	Fully diluted shares of 77.0 million.

For the fourth quarter of 2014, Salix expects:

•	Total net product revenue of approximately $325 million.

•	Gross margins of approximately 80%.

•	Non-GAAP research and development costs of approximately $38 million.

•	Non-GAAP selling, general and administrative expenses of approximately $101 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus and the terminated merger with Cosmo Technologies Limited, of approximately $120 million.

•	Non-GAAP net income of approximately $92 million, or $1.16 per diluted share.

•	Cash income tax rate of approximately 1%.

•	Fully diluted shares of 79.0 million.

Current annualized run rates, based on dollarizing September 2014 prescription data, are approximately $750 million for XIFAXAN®; $144 million for UCERIS®; $154 million for APRISO®; $255 million for GLUMETZA®; $109 million for ZEGERID®; $86 million for MOVIPREP®/OSMOPREP®; $49 million for RELISTOR®; and $78 million for Salix’s “other products.”

Ms. Logan concluded, “With the number one sales force in gastroenterology and a reputation among gastroenterologists that is second to none, Salix has built a market leading specialty pharmaceutical company focused on gastrointestinal disease and disorders. Looking ahead, we remain focused on capitalizing on our diversified product base and promising pipeline of new products to realize even greater value from our business. Coupled with our experienced and results-driven research and development organization and proven business development capabilities, this creates a formidable base for continued future success.”

The following table reconciles future guidance for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Guidance to Non-GAAP Guidance

(In millions, except per share data)

	Guidance
	Three Months Ended Dec 31, 2014	Year Ended Dec 31, 2014
GAAP net loss	$(16.3)	$(145.5)
Adjustments:
Amortization	56.0	220.8
Depreciation and stock-based compensation expense	18.0	52.4
Change in acquisition-related contingent consideration	—	90.7
Transaction costs	1.0	141.1
Cost of goods step-up—Santarus products	—	37.2
License payments	27.0	82.0
Interest expense	44.0	172.5
Interest and other income	(1.0)	0.5
Income tax expense	(8.7)	(78.6)

EBITDA	120.0	573.1
Adjustments:
Cash interest expense	(28.0)	(114.0)
Interest and other income	1.0	(0.5)
Adjusted income tax expense	(1.0)	(58.4)

Non-GAAP net income	$92.0	$400.2

Non-GAAP net income per share, fully diluted	$1.16	$5.20

Fully diluted weighted average shares	79.0	77.0

Conference Call and Webcast Information

Salix will host a conference call at 4:30 p.m. ET on Thursday, November 6, 2014. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 632-5004 (U.S. and Canada) or (913) 312-0414 (international). The participant passcode for the call is 248275. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The participant passcode for the call is 9397006.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, UCERIS® (budesonide) rectal foam, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, RUCONEST® (C1 Esterase Inhibitor [Recombinant]) 50 IU/kg, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. RELISTOR®, encapsulated bowel preparation and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP®, AZASAN®, GLUMETZA® and METOZOLV®, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (919) 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our website at www.salix.com or contact the Company at (919) 862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration, one-time license and sales-based milestone payments, the cost of goods step-up for Santarus products and excluding transaction costs related to the Santarus acquisition and the terminated merger with Cosmo Technologies Limited. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. Non-GAAP EPS, or non-GAAP income per share, fully diluted, is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

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Cautionary Statement Regarding Forward-Looking Statements

Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described herein include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; the ability to secure distribution services agreements; the impact of such distribution services agreements; wholesaler inventory level fluctuations; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; market acceptance for approved products; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof. Salix does not undertake to update any of these statements in light of new information or future events, except as required by law. The reader is referred to the documents that Salix files from time to time with the SEC.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Net product revenues	$354,719	$238,184	$1,121,093	$676,226

Costs and Expenses:
Cost of products sold	86,298	42,899	306,189	122,460
Amortization of product rights and intangible assets	55,040	11,189	164,843	33,518
Research and development	50,837	38,197	142,826	113,733
Selling, general and administrative	120,104	67,185	345,631	223,785
Transaction costs	45,518	—	140,133	—
Change in acquisition-related contingent consideration	76,549	2,400	90,737	7,000

Total costs and expenses	434,346	161,870	1,190,359	500,496
Income/(loss) from operations	(79,627)	76,314	(69,266)	175,730
Interest expense	(43,623)	(15,497)	(128,525)	(46,285)
Interest and other income/(expense)	(1,737)	712	(1,451)	1,348

Income/(loss) before income tax	(124,987)	61,529	(199,242)	130,793
Income tax expense/(benefit)	(36,392)	14,198	(70,053)	40,021

Net Income/(loss)	$(88,595)	$47,331	$(129,189)	$90,772

Income/(loss) per share, basic	$(1.39)	$0.77	$(2.04)	$1.48

Income/(loss) per share, diluted	$(1.39)	$0.71	$(2.04)	$1.40

Shares used in computing net income/(loss) per share, basic	63,687	61,763	63,482	61,416

Shares used in computing net income/(loss) per share, diluted	63,687	66,829	63,482	65,031

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2014	2013
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$422,578	$1,157,850
Accounts receivable, net	522,632	147,933
Inventory	155,150	104,395
Other assets	3,746,100	1,531,216

Total Assets	$4,846,460	$2,941,394

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$4,194,797	$2,200,528

Total liabilities	4,194,797	2,200,528
Amounts due on conversion of debt	$123,711	$—

Total amounts due on conversion of debt	123,711	—
Common stock	64	63
Additional paid-in-capital	585,701	667,428
Other comprehensive income/(loss)	(278)	1,721
Retained earnings/(deficit)	(57,535)	71,654

Total stockholders’ equity	527,952	740,866

Total Liabilities and Stockholders’ Equity	$4,846,460	$2,941,394